CapLease, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges

(dollars in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Earnings:
Net loss	$(13,170)	$(1,153)	$(17,905)	$(4,327)
Interest expense	19,511	20,990	60,340	63,974
Portion of rental expense representing interest	25	35	82	112
Total earnings	$6,366	$19,871	$42,518	$59,759

Fixed Charges:
Interest expense	$19,511	$20,990	$60,340	$63,974
Portion of rental expense representing interest	25	35	82	112
Total	$19,536	$21,025	$60,423	$64,086

Ratio of Earnings to Fixed Charges	0.33	0.95	0.70	0.93

CapLease, Inc. and Subsidiaries
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(dollars in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
Earnings:
Net loss	$(13,170)	$(1,153)	$(17,905)	$(4,327)
Interest expense	19,511	20,990	60,340	63,974
Portion of rental expense representing interest	25	35	82	112
Total earnings	$6,366	$19,871	$42,518	$59,759

Combined Fixed Charges and Preference Dividends:
Interest expense	$19,511	$20,990	$60,340	$63,974
Portion of rental expense representing interest	25	35	82	112
Preferred Stock Dividends	1,627	1,625	4,882	3,992
Total	$21,164	$22,650	$65,305	$68,078

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	0.30	0.88	0.65	0.88